Exhibit 99.1

NEWS RELEASE Dayton, OH February 28, 2006

MTC Technologies, Inc.

4032 Linden Ave

Dayton, OH 45432

www.mtctechnologies.com

FOR IMMEDIATE RELEASE

TUESDAY, FEBRUARY 28, 2006

MTC TECHNOLOGIES, INC. REPORTS FOURTH QUARTER AND FULL

YEAR RECORDS FOR REVENUE, NET INCOME AND EARNINGS PER

SHARE

DAYTON, OH, February 28 – MTC Technologies, Inc. (Nasdaq: MTCT), a provider of engineering, technical and management services to the federal government, today reported results for the quarter and year ended December 31, 2005, and first quarter and full year 2006 guidance.

Quarterly Financial Highlights (4th quarter ’05 compared to 4th quarter ’04):

•	Revenues increased 27.1% to $97.1 million, an increase of $20.7 million

•	Organic revenue growth of approximately 12% for the 4th quarter of 2005

•	Operating income increased 19.7% to $9.9 million, an increase of $1.6 million

•	Net income increased 10.0% to $5.5 million, an increase of $0.5 million

•	EBITDA increased 23.9% to $11.5 million, an increase of $2.2 million

•	Diluted earnings per share of $0.35 for the 4th quarter of 2005 compared to diluted earnings per share of $0.32 for the 4th quarter of 2004, a 9.4% increase

•	Cash flow from operating activities was $7.3 million, an increase of $11.0 million

Year-End Financial Highlights (full year 2005 compared to full year 2004)

•	Revenues increased 36.7% to $373.3 million, an increase of $100.3 million

•	Organic revenue growth of approximately 15% for the year ended December 31, 2005

•	Operating income increased 31.9% to $38.0 million, an increase of $9.2 million

•	Net income increased 20.7% to $21.3 million, an increase of $3.7 million

•	EBITDA increased 39.8% to $44.8 million, an increase of $12.8 million

•	Diluted earnings per share of $1.35 for the year ended December 31, 2005 compared to diluted earnings per share of $1.15 for the year ended December 31, 2004, a 17.4% increase

•	Cash flow from operating activities was $37.4 million, an increase of $32.2 million

Raj Soin, Founder and Chairman of the Board, noted, “The board is pleased to be able to report another record year for revenue and profits, for our shareholders. And I want to personally thank the entire MTC team for another year of dedication to providing highest quality solutions for the needs of our Nation’s warfighters”.

Record 4th Quarter Results:

Record 4th quarter revenues of $97.1 million for the quarter ended December 31, 2005, reflected a 27.1% increase over the $76.4 million recorded in the same period of 2004. Organic growth of approximately 12% accounted for $9.0 million of the $20.7 million increase in revenues. Revenue from businesses acquired accounted for the remaining $11.7 million of the increase in revenue.

Gross profit of $16.4 million for the quarter ended December 31, 2005, increased $4.2 million over the $12.2 million recorded in the same period of 2004. Gross profit as a percentage of revenue increased to 16.9% from 16.0% in the same period of 2004. This increase in gross margin percentage reflects variation in business mix.

Operating income for the quarter ended December 31, 2005 increased 19.7% to $9.9 million, compared to $8.3 million recorded in the quarter ended December 31, 2004. The increase primarily reflects the increased gross profit, partially offset by higher general and administrative expenses and acquisition-related intangible asset amortization.

Net income for the quarter ended December 31, 2005 was $5.5 million, a 10.0% increase over fourth quarter 2004 net income of $5.0 million. EBITDA of $11.5 million was 11.8% of revenue for the quarter ended December 31, 2005, which was a 23.9% increase over the $9.3 million, or 12.1% of revenue, reported in the same period of 2004. Fully diluted earnings per share for the fourth quarter of 2005 were $0.35 compared to fully diluted earnings per share of $0.32 for the fourth quarter of 2004.

David Gutridge, Chief Executive Officer of MTC noted, “I want to congratulate the MTC team on achieving our sixth record year in a row as a result of strong 15% organic growth, the 5th year in a row of organic growth of 15% or better. We are expecting another record year in 2006 with profits increasing 13-14%, and revenues up about 11%. Because we will no longer be participants in certain businesses next year, we will see a modest pull back in organic growth to about 9%, with an anticipated return to organic growth targets of 15-20% in 2007 and beyond.”

Year-ended December 31, 2005 Highlights:

Revenues for the year ended December 31, 2005 increased 36.7% to $373.3 million, an increase of $100.3 million over revenue of $273.0 million in 2004. Organic growth of approximately 15% accounted for $41.8 million of the $100.3 million increase in revenues. Gross profit for the year ended December 31, 2005 increased 39.6% to $60.6 million, an increase of $17.2 million over 2004. Gross profit as a percentage of revenue increased in 2005 to 16.2% from 15.9% in 2004, primarily due to the variation in business mix. Operating income of $38.0 million for the year ended December 31, 2005 increased 31.9% from the operating income of $28.8 million recorded during 2004.

Net income for the year ended December 31, 2005 was $21.3 million, a 20.7% or $3.7 million increase over net income of $17.7 million for the same period in 2004. EBITDA of $44.8 million was 12.0% of revenue for the year ended December 31, 2005, which was a 39.8% increase over the $32.0 million, or 11.7% of revenue, reported in 2004. Fully diluted earnings per share for the year ended December 31, 2005 were $1.35 compared to fully diluted earnings per share of $1.15 for the year ended December 31, 2004.

Company Guidance:

The Company provided guidance for full year and first quarter 2006. Mike Gearhardt, Senior Vice President and Chief Financial Officer of MTC stated that, “First quarter 2006 net income and earnings per share (EPS) are expected to be lower than first quarter 2005. The first quarter 2006 EPS guidance at the midpoint is $0.05 per share lower than the comparable quarter in 2005. Approximately $0.03 of this decrease is primarily attributable to higher amortization, higher interest expense, the effect of expensing stock options for the first time in 2006, and additional compliance costs. The remaining $0.02 per share reduction in EPS is primarily due to increased general and administrative expense to support business development.” The table below summarizes the guidance ranges for the first quarter of 2006 and full year 2006.

	All amounts except earnings per share in thousands
	Revenue	Net Income	Earnings per Share	Est. Avg. Share
First Quarter 2006	$85,000-$89,000	$4,200 - $4,700	$0.27 - $0.30 – Basic	15,770
			$0.27 -$0.30 – Diluted	15,815

Full Year 2006	$409,000 - $419,000	$23,650 - $25,150	$1.50 - $1.59 – Basic	15,775
			$1.49 - $1.59 – Diluted	15,850

4th Quarter Earnings Conference Call:

The Company will conduct a conference call today at 10:00 a.m. EST to discuss its fourth quarter and full year 2005 results. To obtain the dial-in number, please call our Director of Investor Relations at 937-252-9199. To access the webcast of today’s call, please go to www.mtctechnologies.com. Internet participants should go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will remain available through the site for 15 days.

MTC, through its wholly owned subsidiaries, provides systems engineering, information technology, intelligence, and program management solutions to the Federal Government. Cited by BusinessWeek as the 11th fastest growing small company in the United States, by Forbes as 23rd of America’s 200 best small businesses, by Washington Technologies as 59th in revenue growth among the “Top 100” of IT Federal Prime Contractors, and ranked 2nd by Aviation Week & Space Technology as the “Top Performing Small Company”, MTC employs approximately 2,600 people in more than 40 locations. The company was founded in 1984 and is headquartered in Dayton, Ohio.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not present or historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statement such as statements regarding MTC’s plans and financial performance. These risks and uncertainties include: risks related to the growth of our FAST program, including strains on resources and decreases in operating margins; federal government audits and cost adjustments; differences between authorized amounts and amounts received by us under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; our ability to attract and retain qualified personnel; our ability to retain contracts during re-bidding processes; pricing pressures; undertaking acquisitions that might increase our costs or liabilities or be disruptive; integration of acquisitions; and changes in general economic and business conditions. For more information concerning these risks and uncertainties, see the Securities and Exchange Commission filings for MTC. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.

Selected detailed financial information follows. For further information on MTC, visit the website at www.mtctechnologies.com.

Selected Balance Sheet Data:

(in thousands):

	December 31, 2005	December 31, 2004
Current assets	$112,491	$114,697
Current liabilities	58,641	43,729
Working capital	53,850	70,968
Cash	13,755	31,015
Accounts receivable	81,683	72,541
Total bank debt	57,000	—
Stockholders’ equity	171,643	147,161
Total assets	285,626	193,811

Days Sales Outstanding (DSO’s) in accounts receivable at December 31, 2005 and 2004 were 75 days and 89 days, respectively.

Reconciliation Between Net Income and EBITDA (in thousands):

	Three months ended December 31, 2005	Three months ended December 31, 2004	Year ended December 31, 2005	Year ended December 31, 2004
Net income	$5,459	$4,965	$21,322	$17,661
Income tax expense	3,669	3,444	14,069	11,685
Net interest expense (income)	772	(137)	2,589	(547)
Depreciation and amortization	1,587	1,003	6,822	3,239

EBITDA	$11,487	$9,275	$44,802	$32,038

EBITDA is equal to the sum of income before income taxes (less)/plus net interest (income)/expense, plus depreciation and amortization. The Company discloses EBITDA because a significant portion of the Company’s growth is from acquisitions, and management believes that EBITDA, which excludes intangible amortization relating to acquisitions, is a more comparable indicator of the Company’s performance from period to period and relative to its peers.

MTC Technologies, Inc.

Condensed Consolidated Statements of Income

(Dollars in Thousands Except Per Share and Share Data)

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
Revenue	$97,107	$76,434	$373,284	$273,027
Gross profit	16,428	12,244	60,586	43,405
General and administrative expenses	5,190	3,164	17,466	12,098
Intangible asset amortization	1,338	808	5,140	2,508
Operating income	9,900	8,272	37,980	28,799
Net interest (expense) income	(772)	137	(2,589)	547
Income before income tax expense	9,128	8,409	35,391	29,346
Income tax expense	3,669	3,444	14,069	11,685
Net income	5,459	4,965	21,322	17,661

Basic and diluted earnings per share	$0.35	$0.32	$1.35	$1.15

Weighted average common shares outstanding:
Basic	15,763,565	15,628,816	15,745,365	15,300,608
Diluted	15,818,323	15,696,604	15,803,821	15,347,548

FOR FURTHER INFORMATION, CONTACT:

Investor Relations & Media Contact:

Dan Bigelow, Director, Investor Relations & Corporate Communications

937-252-9199 or daniel.bigelow@mtctechnologies.com.

For Other Information Contact:

Michael Gearhardt, Chief Financial Officer

937-252-9199 or michael.gearhardt@mtctechnologies.com.